UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20543

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No. 6)

Cabletron Systems, Inc.
(Name of Issuer)

Common Stock
(Title of Class of Securities)

126920 10 7
(CUSIP Number)

Check the following box if a fee is being paid with the statement. (a fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item
1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of vie percent or less of such class.) (See Rule 13d-7)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

   The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of this Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes)


CUSIP No.   126920 10 7          13G

1.  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      S. Robert Levine        ###-##-####

2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

(a)  Not applicable

(b)  Not applicabe

3.  SEC USE ONLY

4.  CITIZENSHIP OR PLACE OF ORGANIZATION
        United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING
PERSON WITH

5.  SOLE VOTING POWER
        10,900,267

6.  SHARED VOTING POWER
        0

7.  SOLE DISPOSITIVE POWER
        8,629,926

8.  SHARED DISPOSITIVE POWER
        1,721,615

9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
REPORTING PERSON
        10,900,267

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
EXCLUDES CERTAIN SHARES*

        Not applicable

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW
(11)
         15.1%

12.  TYPE OF REPORTING PERSON*

Item 1(a).    Name of Issuer:

                 Cabletron Systems, Inc.

Item 1(b).    Address of Issuer's Principal Executive
Offices:

                 35 Industrial Way
                 Rochester, New Hampshire 03867

Item 2(a).    Name of Person Filing:

                 S. Robert Levine

Item 2(b).    Address of Principal Business Office,
or, if None, Residence:

                 Cabletron Systems, Inc.
                 35 Industrial Way
                 Rochester, New Hampshire

Item 2(c).    Citizenship:

                 United States

Item 2(d).    Title of Class of Securities:

                 Common Stock, $.01 par value

Item 2(e).    CUSIP Number:

                 126920 10 7

Item 3.       If this statement in filed pursuant to
Rules 13d-1(b) or 13d-2(b), check whether the person filing is a:

                 Not applicable

Item 4(a)     Amount Beneficially Owned:

                 10,900,267

Item 4(b).    Percent of Class:

                 15.1%

Item 4(c). Number of shares as to which such person has:

              (i) Sole power to vote or to direct the
vote:

                      10,900,267

             (ii) Shared power to vote or to direct
the vote:

                      0

            (iii) Sole power to dispose or to direct the disposition of:

                      8,629,926

             (iv) Share power to dispose or to direct the disposition of:

                      1,721,615

Item 5.       Ownership of Five Percent or Less of a
Class:

                 Not applicable

Item 6.       Ownership of More than Five Percent on
Behalf of Another Person:

                 Not applicable

Item 7.       Identification and Classification of the
Subsidiary Which Acquired the Securities Being
Reported on by the Parent Holding Company:

                 Not applicable

Item 8.       Identification and Classification of
Members of the Group:

                 Not applicable

Item 10.      Certification:

                 Not applicable


Signature

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

February 14, 1996
Date

/s/ S. Robert Levine
Signature

S. Robert Levine/President and Chief Executive Officer
Name/Title